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         PRONETLINK SIGNS ENGAGEMENT AGREEMENT TO OBTAIN EQUITY LINE OF
    CREDIT UP TO$10 MILLION AND RE-STRUCTURES FOR INCREASED REVENUE POTENTIAL



                                                    FOR RELEASE February 6, 2000

NEW YORK, FEBRUARY 5, 2001 - ProNetLink.com (OTC BB: PNLK), the Global Trade Internetwork(TM), announced today that it has signed an engagement agreement and draft term sheet to obtain up to $10 million with an equity line of credit with Corpfin.com, Inc. Corpfin is a financial services company and member of NASD and SIPC that raises private capital for small- to mid-cap public companies across all industries, as well as providing access to such investment opportunities to institutional investors. The company has been introduced to potential investors by Corpfin.com and has begun negotiations with them.

The additional capital is needed to complete the development of the company's patent-pending integrated trade transaction ASP (Application Service Provider) solution called Master Transaction Logic(TM) (MTL(TM)). A provisional patent application was filed for the MTL(TM) in January, 2001.

ProNetLink's Board of Directors has also approved a plan to re-structure the company in order to maximize the capital available and increase revenue potential. The re-structuring will focus on a reduction in operating expenses, the sale of its Internet broadcast services, and the completion of the company's integrated trade transaction solution. The company's website, pronetlink.com, will continue in operation, with the elimination of some non-essential, low-usage services it had licensed.

Staffing has been reduced, retaining the core executive, administrative and technical staff for the development of the transaction solution product and maintenance of the company's website. These, and other cost reductions, will reduce monthly operating expenses over 50%.

The management and Board based its decision on the conclusion that the company's financial resources and projected revenues would not be sufficient to sustain the company's plan to operate both a news broadcast network and a trade transaction/ASP website.

"The Internet market has changed greatly over the last year. However, the mission of ProNetLink has not. Business decisions had to be made to ensure that the company could continue its primary mission to develop an online trade support system for SME's around the world as well as provide value to its shareholders", said Jean Pierre Collardeau, CEO and founder of PNL.

Francis Vincent, a non-executive ProNetLink.com Director , stated, " due to the current financial climate and after reviewing PNL's operations, a tough decision had to be made. In my opinion, the only viable long-term option for the company was to cut costs and focus on the great potential of the patent-pending trade transaction solution". Mr. Vincent is an honorary Director of BNP Paris, specializing in advising banks on strategies and organizational matters.


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The company is currently in negotiations with various parties for the sale of all or the majority of its Internet broadcast services, and expects to retain an equity interest in the broadcast services as a condition of sale.

"Broadcasting trade information is a solid business concept", said Glenn Zagoren, Chairman of ProNetLink.com, "However, I believe that it is in the best interest of the company and it's shareholders to allow the broadcast services to be sold to an organization that has the funding and resources needed to build an international news organization while allowing ProNetLink to retain equity and shareholder value in that new entity."

All ongoing development will be focused on the Master Transaction Logic(TM) (MTL(TM)) platform, for which technical specifications have been completed and development has begun. The company intends for the MTL(TM) system to be an independent and open standard based Application Service Provider (ASP) solution that integrates a seamless "end-to-end" online process for SMEs engaged in international trade. The MTL(TM) is being developed to be a stand-alone transaction module that can be accessed from within the ProNetLink.com site and licensed as an ASP system to any Internet e-commerce entity that wants to profit from its capabilities.

 The company intends for the MTL(TM) system to generate revenues by charging a transaction fee on each level of service selected by the users and by licensing fees. "Focusing on the delivery of a tailored trade solution, and delivering a rich user interface across a wide variety of networks, will help to position PNL in the fast growing Application Services Provider market", said Stephan Kneipp, Director of Technology for ProNetLink.

"The ProNetLink.com Master Transaction Logic(TM) (MTL(TM)) platform is needed in the international trade marketplace for both smaller (SME's) and larger firms", said Dave Walker, COO of ProNetLink.com, "Our solution is designed to support the hundreds of services and variations of trade transactions that are found around the world. Our re-structuring will allow us to focus our trade and technical competence on this project."

PNL continues to work with KeyCommerce on the MTL(TM) system. Key Commerce is a leader in e-commerce development and leverages its expertise in integration of enterprise business systems to develop solutions for small and medium sized enterprises (SME's). KeyCommerce is partnered with Oracle and Intershop and lists Sun Microsystems and Philips amongst its clients.

"The ProNetLink.com Master Transaction Logic(TM) is a very advanced trading platform that will simplify the global trading process and we are very proud to be working on this exciting project", said Dr. Mansoor A Khan, CEO of KeyCommerce.

All directors will remain on the Board in their present capacities. Jean Pierre Collardeau will remain as Chief Executive Officer and President, and David Walker will remain as Chief Operating Officer, directing the development of the business process solution, and Mr. Zagoren will continue to serve as non-executive Chairman.




For more information please contact ProNetLink.com at 212 688 8838, email: info@pronetlink.com. Mail: 645 Fifth Avenue, Suite 303, New York, NY 10022.


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ProNetLink.com is publicly traded on the NASDAQ exchange OTC Bulletin Board:
PNLK (PNLK.OB).

This release contains, in addition to historical information, forward looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which reflect ProNetLink.com's current judgments of those issues. However, because those statements are forward-looking and apply to future events, they are subject to risks and uncertainties, which could cause the Company's results to differ materially.